Exhibit 99.2

Company Contact:	Jeff Hall
Chief Financial Officer
(408) 875-6800
jeff.hall@kla-tencor.com

Kyra Whitten
Sr. Director, Corporate Communications
(408) 875-7819
kyra.whitten@kla-tencor.com

FOR IMMEDIATE RELEASE

KLA-TENCOR ANNOUNCES STOCKHOLDER MEETING

SAN JOSE, Calif., January 31, 2007 — KLA-Tencor Corporation (NASDAQ: KLAC) today announced that KLA-Tencor’s Company’s Stockholder Meeting will be held on March 29, 2007, for stockholders of record as of February 15, 2007. At this Stockholder Meeting, the Company’s Board of Directors will implement the new governance policy that it adopted on August 3, 2006 upon the recommendation of the Nominating and Governance Committee. Under this policy, anyone who is elected as a director in an uncontested election by a plurality and not a majority of votes cast will promptly tender his or her resignation to the Board of Directors, subject to acceptance, after certification of the election results. The Nominating and Governance Committee will make a recommendation to the Board of Directors whether to accept or reject the resignation or take some other appropriate action, taking into account any stated reasons why stockholders withheld votes and any other factors which the Nominating and Governance Committee determines in its sole discretion are relevant to such decision. The Board of Directors will in its sole discretion act on the recommendation of the Nominating and Governance Committee within 90 days after the date of certification of the election results. The director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board of Directors regarding his or her resignation.

About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC. Additional information about the company is available on the Internet at http://www.kla-tencor.com

###